Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc

2002-HE1

Monthly Period	September 1, 2003 through September 30, 2003
Payment Date	10/27/03

Aggregate Amount Collected for the Collection Period
Interest	$2,735,007.59
Principal Collections	$37,947,827.71
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:			Factor per Thousand
(i )	Enhancer Premium		$126,666.67
(ii)	Noteholder’s Interest		$1,127,552.74	1.186897618
(iii)	Principal Collections to Funding Account		$—
(iv)	Excess Spread (during Revolving)		$—
(v )	Excess Spread (during AP)		$1,480,788.18
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$17,653,984.71
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x )	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$1,480,788.18
Balances			Factors per Original
	Beginning Note Balance		$851,340,153.64	0.89615
	Ending Note Balance		$833,686,168.93	0.87756
		Change	$17,653,984.71	0.01858
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$866,148,870.44	0.91174
	Ending Pool Balance		$848,494,885.73	0.89315
		Change	$17,653,984.71	0.01858
	Beginning Principal Balance		$866,148,870.44	0.99548
	Ending Principal Balance		$848,494,885.73	0.97519
		Change	$17,653,984.71	0.02029
	Additional Draws		$20,305,258.67
	Beginning Additional Balance		$—
	Additional Balance Increase (Draws less Payments less Funding)		$—
	Ending Additional Balance Increase Amount		$—

Delinquencies	#	$
Two statement cycle dates:	8		$307,866.19
Three statement cycle dates:	2		$264,107.92
Four statement cycle dates:	—		$—
Five statement cycle dates:	1		$19,593.91
Six statement cycle dates:	2		$178,764.06
Seven + statement cycle dates:	3		$157,663.68
Foreclosures	2		$109,821.59
REO	—		$—
Liquidation Loss Amount	2		$11,615.18
Other Information
Gross WAC for Collection Period			3.986%
Net WAC Rate for Collection Period			3.333%
Mortgage Loans Repurchased ( # / $ )	0		$—
Beginning Pre-funding Account Balance			$—
Beginning Funding Account Balance			$—
Beginning Capitalized Interest Account Balance			$—
Ending Pre-funding Account Balance			$—
Ending Capitalized Interest Account Balance			$—
Ending Funding Account Balance			$—
Overcollateralization Amount (Beginning)			$14,808,716.80
Overcollateralization Target			$14,586,427.74
Overcollateralization Amount (Ending)			$14,808,716.80
Certificate Balance			$—
Gross CPR (1 mo. Annualized)			41.586%
Net CPR (1 mo. Annualized)			21.895%
Draw Rate (1 mo. Annualized)			24.761%
WAM			217.94
AGE			14.83
Wachovia Bank, National Association as Servicer